Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 3, 2013 and February 26, 2013, except for the presentation of the Consolidated Statements of Comprehensive Income (Loss), discussed in Note 3 to the consolidated financial statements, as to which the date is June 3, 2013, in the Registration Statement on Form S-4 and related Prospectus of Stream Global Services, Inc., for the registration of $30,000,000 aggregate principal amount 11.25% Senior Notes due 2014.

/s/ Ernst & Young LLP

Minneapolis, MN

June 3, 2013